                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       FEDERATED DEPARTMENT STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       FEDERATED DEPARTMENT STORES, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                       FEDERATED DEPARTMENT STORES, INC.
                              151 West 34th Street
                            New York, New York 10001
                                      and
                             7 West Seventh Street
                             Cincinnati, Ohio 45202

                                                                  April 17, 1996

To the Stockholders:

     You are cordially invited to attend the 1996 Annual Meeting of the stockholders of Federated Department Stores, Inc., to be held on Friday, May 17, 1996, at 11:00 a.m., Eastern Daylight Time, at Federated's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

     The vote of every stockholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

     We hope to see you at the Annual Meeting.

                                            Sincerely,

                                            ALLEN QUESTROM
                                            Chairman of the Board
                                            and Chief Executive
                                            Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND
   RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
     NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

  ---------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
  ---------------------------------------------------------------------------

To the Stockholders:

     Notice is hereby given that the Annual Meeting of stockholders of Federated Department Stores, Inc. will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 17, 1996, at Federated's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202, for the following purposes, all as more fully described in the attached Proxy Statement:

     1. To elect four Class II members of the Board of Directors;

     2. To ratify the appointment of KPMG Peat Marwick, LLP as the independent accountants of Federated Department Stores, Inc. for the fiscal year ending February 1, 1997;

     3. To act upon a stockholder proposal, if properly presented at the Annual Meeting, to publish periodically in various newspapers a detailed statement disclosing political and related contributions made by the Company; and

     4. To act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Stockholders of record at the close of business on April 5, 1996, are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

                                            DENNIS J. BRODERICK
                                            Secretary

April 17, 1996

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors (the "Board") of Federated Department Stores, Inc. (the "Company"), of proxies for use at the Annual Meeting of the stockholders of the Company to be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 17, 1996, at the Company's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202 and at any postponements or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the Notice of Meeting and accompanying proxy are being mailed to stockholders on or about April 17, 1996.

     Unless the context otherwise requires, references herein to the "Company" are to Federated Department Stores, Inc. ("Federated") and its subsidiaries, the predecessors thereof, and to the surviving corporation following the merger (the "Merger") of Federated and R.H. Macy & Co., Inc. ("Macy's") on December 19, 1994 (the "Merger Date").

                                    GENERAL

     The holders of record of shares of common stock of the Company ("Common Stock") at the close of business on April 5, 1996 (the "Record Date") are entitled to vote such shares at the Annual Meeting. As of the Record Date, there were outstanding 207,459,137 shares of Common Stock, excluding shares held in the treasury of the Company or by subsidiaries of the Company. Each share of Common Stock, exclusive of treasury shares and shares held by the Company's subsidiaries, is entitled to one vote on each of the matters listed in the Notice of Meeting.

     The holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. Because the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of Common Stock represented at the Annual Meeting and actually voted is required for the approval of any matter brought to a vote at the Annual Meeting, abstentions and broker non-votes will have no effect on the outcome of the vote on any such matter. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

     The Board has adopted a policy under which, subject to the following provisions, all stockholder proxies, ballots and other voting materials (collectively, "Voting Materials") that identify the votes of specific stockholders will be kept confidential and will not be disclosed to officers, directors or employees of the Company or third parties except where disclosure is required by applicable law or as otherwise permitted by the policy. However,
(i) employees and others serving as voting tabulators, inspectors of election or proxy solicitors or otherwise engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain stockholder confidentiality as provided in this policy will be permitted such access to Voting Materials as may be necessary to facilitate their participation in the foregoing activities and (ii) access to Voting Materials will not be restricted (a) in those instances in which stockholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to the Company's management, (b) in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board, (c) in respect of a stockholder proposal that the Company's Board Organization and Corporate Governance Committee (the "BOCG Committee"), after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of the Company and its stockholders, or (d) in the event that representatives of the Company determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of Voting Materials. The foregoing policy will apply to the Annual Meeting and each subsequent stockholders' meeting in respect of which the Board determines, after considering the matters to be acted upon thereat, that such policy (as the same may from time to time be modified by the Board) would be in the best interests of the Company and its stockholders.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such shares will be voted FOR the nominees for director identified below, FOR the ratification of the appointment of the Company's independent accountants and AGAINST each of the stockholder proposals listed in the Notice of Meeting.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of the proxy, either a written instrument revoking the proxy or an executed subsequent proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

                                STOCK OWNERSHIP

     Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to the Company to own more than 5% of the Company's outstanding Common Stock.

                                                                                  PERCENT
                    NAME AND ADDRESS                         NUMBER OF SHARES     OF CLASS
- ---------------------------------------------------------    ----------------     --------
FMR Corp. 82 Devonshire Street Boston, MA 02109..........       25,611,385          12.53%

     According to information set forth in a Schedule 13G, dated February 14, 1996 (the "FMR Schedule 13G"), filed with the Securities and Exchange Commission (the "SEC") by FMR Corp. ("FMR"), FMR was the beneficial owner of 25,611,385 shares of Common Stock (approximately 12.53% of the total number of shares of Common Stock outstanding). According to the FMR Schedule 13G, as of December 31 1995, (a) 23,924,478 of such shares (approximately 11.70% of the total number of shares of Common Stock outstanding),including 1,800,623 shares issuable upon the conversion of certain debentures, were beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to several investment companies, (b) 1,614,507 of such shares (approximately 0.80% of the total number of shares of Common Stock outstanding) were beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of institutional account(s), and (c) 72,400 of such shares (approximately 0.04% of the total number of shares of Common Stock outstanding) were beneficially owned by Fidelity International

Limited. According to the FMR Schedule 13G, (i) each of FMR and Edward C. Johnson 3d, Chairman of FMR, has dispositive power over the shares owned by the investment companies and institutional account(s) described in clauses (a) and
(b) of the preceding sentence and (ii) Edward C. Johnson, 3d and Abigail P. Johnson, a director of FMR, own 12.0% and 24.9%, respectively, of the outstanding voting common stock of FMR and various Johnson family members and various trusts for the benefit of Johnson family members are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR, and through their ownership of FMR's voting common stock and related agreements, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

     Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 1, 1996 by each director of the Company, by each of the Named Executives (as defined below) and by directors and executive officers of the Company as a group. Each such person (and all directors and executive officers as a group) beneficially owns less than one percent (1%) of the outstanding shares of Common Stock. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

                NAME AND ADDRESS                    NUMBER OF SHARES
- ------------------------------------------------    ----------------
Robert A. Charpie...............................           9,777
Lyle Everingham.................................           5,000
Meyer Feldberg..................................           2,000
Earl G. Graves, Sr..............................             600
George V. Grune.................................           4,000
Gertrude G. Michelson...........................           1,000
Joseph Neubauer.................................           6,000
Allen I. Questrom...............................           5,000
Laurence A. Tisch...............................              23
Ronald W. Tysoe.................................         199,361
Paul W. Van Orden...............................           1,028
Karl M. von der Heyden..........................           6,000
Marna C. Whittington............................           1,000
James M. Zimmerman..............................          84,000
Thomas G. Cody..................................          12,050
Dennis J. Broderick.............................           9,370
All Directors and Executive Officers as a
  Group.........................................         346,209

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected, except that the initial post-Merger term of the directors in Class II will expire at the Annual Meeting and the initial post-Merger term of the directors in Class III will expire at the Company's 1997 annual meeting of stockholders.

     In accordance with the recommendation of its BOCG Committee, the Board has nominated Lyle Everingham, Meyer Feldberg, Ronald W. Tysoe and Marna C. Whittington, each of whom is currently a member of the Board, for election as Class II Directors. If elected, such nominees will serve for a three-year term to expire at the Company's 1999 annual meeting of stockholders, or until their successors are duly elected and qualified (except that Mr. Everingham, who is standing for election at the Annual Meeting pursuant to an exception to the Board's retirement policy, is expected to submit his resignation at the 1997 annual meeting of stockholders). Mr. Laurence A. Tisch, a Class II Director, Mr. Robert A. Charpie, a Class III Director and Mrs. Gertrude G. Michelson, also a Class III Director, will resign at the Annual Meeting. Information regarding the foregoing nominees, as well as the other persons who will continue to serve on the Board, is set forth below.

     The Board has no reason to believe that any of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected at the Annual Meeting.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS -- TERM EXPIRES AT THE 1999 ANNUAL MEETING

LYLE EVERINGHAM

     Mr. Everingham, age 69, was Chief Executive Officer of The Kroger Co. from 1978 and Chairman of the Board thereof from 1979 until his retirement in 1991. He is also a member of the boards of directors of Cincinnati Milacron, Inc., Providian Corporation and The Kroger Co. Mr. Everingham is a member of the BOCG, Compensation, Executive, and Public Policy Committees of the Board. Mr. Everingham has been a director since 1992.

MEYER FELDBERG

     Professor Feldberg, age 54, has been Dean of the Columbia Business School at Columbia University since 1989. He is also a member of the boards of directors of AMSCO International, Inco Homes, PaineWebber Group Funds and New World Communications Group, Inc. Professor Feldberg is a member of the Audit Review, BOCG and Public Policy Committees of the Board. Professor Feldberg has been a director since 1992.

RONALD W. TYSOE

     Mr. Tysoe, age 43, has been Vice Chairman and Chief Financial Officer of the Company since April 1990; prior thereto he was President and Treasurer of Federated Stores, Inc., the former indirect parent of Federated ("FSI"), from 1987 to 1992 and Chief Financial Officer of FSI from April 1990 to February 1992. Mr. Tysoe has been a director since 1988.

MARNA C. WHITTINGTON

     Dr. Whittington, age 48, is a partner with the investment firm of Miller, Anderson & Sherrerd, LLP, a division of Morgan Stanley Asset Management, where she has been employed since 1992. Prior thereto, she was executive vice president of the University of Pennsylvania since 1988. Dr. Whittington is also a member of the board of directors of Rohm & Haas Company. Dr. Whittington is a member of the BOCG, Compensation and Finance Committees of the Board. Dr. Whittington has been a director since 1993.

CLASS III DIRECTORS -- TERM EXPIRES AT THE 1997 ANNUAL MEETING

EARL G. GRAVES, SR.

     Mr. Graves, age 61, has been President and Chief Executive Officer of Earl
G. Graves, Ltd., a multifaceted communications company, since 1970, and is the Publisher of "Black Enterprise" magazine, which he founded. Additionally, since 1990, Mr. Graves has served as Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise and is a general partner of Egoli Partners, L.P., which is the general partner of New Age Beverages, a Pepsi-Cola franchise in the Republic of South Africa. Mr. Graves is also a member of the boards of directors of Aetna Life & Casualty Company, American Airlines, Inc., Chrysler Corporation and Rohm & Haas Corporation. He is a member of the Audit Review, BOCG and Public Policy Committees of the Board. Mr. Graves has been a director since 1994.

GEORGE V. GRUNE

     Mr. Grune, age 66, has been Chairman of the DeWitt Wallace Reader's Digest Fund and the Lila Wallace Reader's Digest Fund since August 1, 1995. From 1984 until August 1, 1994, he was Chairman of the Board and Chief Executive Officer of The Reader's Digest Association, Inc. and continued as Chairman of the Board until August 1, 1995. Mr. Grune is also a member of the boards of directors of Avon Products, Inc., CPC International, Inc. and Chemical Banking Corporation. He is a member of the Audit Review, Compensation, Executive and Public Policy Committees of the Board. Mr. Grune has been a director since 1992.

JAMES M. ZIMMERMAN

     Mr. Zimmerman, age 52, has been President and Chief Operating Officer of the Company since May 1988. Mr. Zimmerman is a member of the Public Policy Committee of the Board. Mr. Zimmerman has been a director since 1988.

CLASS I DIRECTORS -- TERM EXPIRES AT THE 1998 ANNUAL MEETING

JOSEPH NEUBAUER

     Mr. Neubauer, age 54, has been Chairman and Chief Executive Officer of The ARAMARK Corporation (formerly known as The ARA Group) since 1984. He is also a member of the boards of directors of ARAMARK Corporation, Bell Atlantic Corporation, First Union Corporation and Penn Mutual Life Insurance Company. Mr. Neubauer is a member of the BOCG, Compensation, Executive and Finance Committees of the Board. Mr. Neubauer has been a director since 1992.

ALLEN I. QUESTROM

     Mr. Questrom, age 56, has been Chairman of the Board and Chief Executive Officer of the Company since February 1990; prior thereto he was President and Chief Executive Officer of the Neiman-Marcus division of the Neiman-Group, Inc. from September 1988 to February 1990. Mr. Questrom is also a member of the board of directors of the Interpublic Group of Companies, Inc. Mr. Questrom is a member of the Executive and Finance Committees of the Board. Mr. Questrom has been a director since 1990 and previously served as a director in 1988.

PAUL W. VAN ORDEN

     Mr. Van Orden, age 68, has been an Executive in Residence, Columbia University, Graduate School of Business, since January 1992. Prior thereto, he was Executive Vice President, Corporate Executive Office, The General Electric Company, from 1986 to 1991. Mr. Van Orden is also a member of the board of directors of Sunbeam Company, Inc., a member of the Advisory Board of the Columbia University School of International and Public Affairs, and vice chairman of the Board of the Business Council for International Business Understanding. Mr. Van Orden is a member of the BOCG, Compensation and Public Policy Committees of the Board. Mr. Van Orden has been a director since the Merger Date and prior thereto served as a director of Macy's since 1987.

KARL M. VON DER HEYDEN

     Mr. von der Heyden, age 59, has been affiliated with The Clipper Group, a merchant banking firm, since August 1994. Prior to joining The Clipper Group, he was President and Chief Executive Officer of Metallgesellschaft Corp. from December 1993 until July 1994. He was previously Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from March to June 1993 and was Executive Vice President and Chief Financial Officer of RJR Nabisco from 1989 to 1993. Mr. von der Heyden is also a member of the boards of directors of BT Office Products International, The Country Baskets Index Fund, Inc., Cadbury Schweppes plc. and Trizec Corporation, Ltd., a Canadian company. Mr. von der Heyden is a member of the Audit Review, Executive and Finance Committees of the Board. Mr. von der Heyden has been a director since 1992.

             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

ATTENDANCE AT MEETINGS

     The Board held 12 meetings during the fiscal year ended February 3, 1996 ("Fiscal 1995"). No director attended fewer than 75% of the total number of meetings of the Board and Board Committees on which such director served.

COMMITTEES OF THE BOARD

     The Board has established the following standing committees: the Executive Committee, the Finance Committee, the Public Policy Committee, the Audit Review Committee, the BOCG Committee and the Compensation Committee. The By-Laws require that the latter three committees be composed solely of non-employee directors and that a majority of the members of the Executive and Finance Committees be non-employee directors. The By-Laws define "non-employee director," in general, to mean a director of the Company who is not a full-time employee of the Company or any of its subsidiaries. The By-Laws further require that all of the members of the Audit Review Committee, the BOCG Committee and the Compensation Committee, and a majority of the members of the Executive Committee, the Finance Committee, the Public Policy Committee and each other directorate committee that the Board may from time to time establish, be independent directors, except to the extent that a majority of the independent directors then serving as members of the Board determines in a specific instance that it would be in the best interests of the Company and its stockholders that the By-Laws not operate to preclude the service of one or more individuals on one or more of such committees. The By-Laws define "independent director," in general, to mean a director of the Company who (i) is not (and has not been within the preceding 60 months) an employee of the Company or any of its subsidiaries, (ii) is not (and has not been within the preceding 60 months) an executive officer, partner or principal in or of any corporation or other entity that is or was a paid advisor, consultant or provider of professional services to, or a substantial supplier of, the Company or any of its subsidiaries, (iii) is not a party to any contract pursuant to which such director provides personal services (other than as a director) to the Company or any of its subsidiaries,
(iv) is not employed by an organization that received, within the preceding 60 months, grants or endowments from the Company or any of its subsidiaries in excess of $250,000 in any fiscal year of the Company, (v) is not a relative of any other director or executive officer of the Company, (vi) is not a party to any agreement binding him or her to vote, as a stockholder of the Company, in accordance with the recommendations of the Board, and (vii) is not a director of any corporation or other entity (other than the Company) of which the Company's Chairman or Chief Executive Officer is also a director. The Board believes that, except for the three members of the Board who are also senior executives of the Company, the remaining members of the Board are "independent directors" within the meaning of the foregoing definition.

     Executive Committee. The Executive Committee is composed of Messrs. Charpie, Everingham, Grune, Neubauer, Questrom and von der Heyden. This Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive Committee may exercise all the powers and authority of the Board in the oversight of the management of the business and affairs of the Company, except that the Executive Committee does not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any preferred stock of the Company), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend or recommend to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company's assets, a dissolution of the Company or a revocation of a dissolution. The Executive Committee met two times during Fiscal 1995.

     Finance Committee. The Finance Committee is composed of Dr. Whittington and Messrs. Neubauer, Questrom, Tisch and von der Heyden. This Committee reviews with the appropriate officers of the Company and reports to the Board (or to the Executive Committee) on: (i) the financial considerations relating to acquisitions and dispositions of businesses and operations involving projected costs or income in excess of $10 million; (ii) potential transactions affecting the Company's capital structure, such as financings, refinancings and the issuance, redemption or repurchase of the Company's debt or equity securities;
(iii) potential changes in the financial policy or structure of the Company which could have a material financial impact on the Company; (iv) capital projects and other financial commitments in excess of $10 million; and (v) potential consolidations of the Company's operations involving projected costs and/or expense savings in excess of $25 million. The Finance Committee met six times during Fiscal 1995.

     Public Policy Committee. The Public Policy Committee is composed of Mrs. Michelson and Messrs. Everingham, Feldberg, Graves, Grune, Van Orden and Zimmerman. This Committee establishes, when necessary or appropriate, policies involving the Company's role as a corporate citizen, reviews, evaluates and monitors the policies, programs and practices in public policy areas, maintains an awareness of public affairs developments and trends, and reviews and makes recommendations to the Board on stockholder proposals relating to various matters. The Public Policy Committee met three times during Fiscal 1995.

     Audit Review Committee. The Audit Review Committee is composed of Mrs. Michelson and Messrs. Charpie, Feldberg, Graves, Grune, Tisch and von der Heyden. This Committee reviews the professional services provided by the Company's independent accountants and the independence of such firm from the management of the Company. This Committee also reviews the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the Company's systems of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. The Audit Review Committee met four times during Fiscal 1995.

     Board Organization and Corporate Governance Committee. The BOCG Committee is composed of Dr. Whittington and Messrs. Everingham, Feldberg, Graves, Neubauer and Van Orden. This Committee (i) considers and recommends criteria for the selection of nominees for election as directors of the Company and from time to time may select candidates for director for recommendation to the full Board and (ii) considers and makes recommendations with respect to (a) such proposals as may from time to time be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, by stockholders of the Company and
(b) such other matters as may from time to time be presented for consideration of the Board relating to the rights of stockholders and the role of the Board in respect of the direction of the management of the business and affairs of the Company (other than, as to stockholder rights, in respect of the conduct of the Company's ordinary business operations or in the context of an extraordinary transaction involving the Company or any of its subsidiaries or any securities thereof). The full Board may also from time to time select such director candidates and in all events will act in respect of (i) the filling of any vacancies on the Board, (ii) the recommendation of candidates for nomination for election by the stockholders of the Company, and (iii) the composition of all Board committees. The BOCG Committee met four times during Fiscal 1995.

     The BOCG Committee will consider nominees for director recommended by stockholders of the Company. Stockholders wishing to make such recommendations should write to the Board Organization and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information. See "Director Nomination Procedures" for a discussion of nomination procedures under the By-Laws.

     Compensation Committee. The Compensation Committee is composed of Dr. Whittington and Messrs. Charpie, Everingham, Grune, Neubauer and Van Orden. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, this Committee advises and consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The Compensation Committee met ten times during Fiscal 1995.

DIRECTOR NOMINATION PROCEDURES

     The By-Laws provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders.

DIRECTOR COMPENSATION

     Non-employee directors receive an annual base retainer fee in the amount of $30,000, and a fee of $1,250 for each Board or Board Committee meeting attended. Each such director is also entitled to receive annual grants of stock options under the Company's 1995 Executive Equity Incentive Plan (the "Equity Plan"). Directors who are also full-time employees of the Company receive no additional compensation for services as directors.

     Under the terms of the Company's retirement plan for non-employee directors, retired non-employee directors of the Company will receive an annual retainer at a rate in effect as of the date of termination of service as a director, payable in monthly installments. Full vesting will occur for non-employee directors who have reached age 60 while serving on the Board irrespective of years of service. Vesting will occur for non-employee directors whose termination of Board service occurs before reaching age 60 as follows: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Payments under the retirement plan will commence at age 60 and will continue for the lesser of life or years of Board service. There are no survivor benefits under the terms of the retirement plan.

     Non-employee directors may defer all or a portion of their retainer and meeting fees either as stock credits or cash credits. Four non-employee directors have elected to have all their fees deferred as stock credits. Non-employee directors also receive executive discounts on merchandise purchased.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Tisch, who has been a director of the Company since the Merger Date, owns approximately 16% of the outstanding common stock of, and is Co-Chairman and Co-Chief Executive Officer of, Loews Corporation. The Company and/or its retail subsidiaries entered into transactions, in the normal course of business, with (i) Bulova Corporation, a subsidiary of Loews Corporation, for the purchase of merchandise, including watches and clocks, and (ii) CNA Financial Corporation, a subsidiary of Loews Corporation, which provides certain insurance to the Company at standard, non-material premiums.

     See "Compensation Committee Interlocks And Insider Participation" for information regarding a related transaction with Mr. Neubauer.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and certain persons who own more than 10% of the Common Stock outstanding, to file with the SEC and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. See "Stock Ownership"-- Certain Beneficial Owners."

     To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during Fiscal 1995, the directors and executive officers and all beneficial owners of more than 10% of the Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of Common Stock during Fiscal 1995.

                ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG Peat Marwick, LLP independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending February 1, 1997, subject to ratification of such appointment by the Company's stockholders. KPMG Peat Marwick, LLP and its predecessors have served as independent accountants for the Company since 1988, and are considered well qualified. Representatives of KPMG Peat Marwick, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

        ITEM 3 -- STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS

     The Company has been notified by Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 200 shares of Common Stock, that she intends to submit the following proposal at the Annual Meeting:

          RESOLVED, That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum and citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

     The proponent has submitted the following statement in support of the proposal, for which the Company and the Board accept no responsibility:

          This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures than they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

     The Board recommends that the stockholders vote AGAINST the proposal for the reasons stated below:

     The Company (including its divisions and subsidiaries) does not make contributions to political candidates or political parties at the federal level. Where permitted by law, the Company, from time to time, typically through its divisions or subsidiaries, may make such contributions at the state and local level, and may make contributions with respect to local issues or referenda in instances in which such contributions are determined to be consistent with the Company's legitimate business interests.

     The amounts of such contributions have been insignificant. In addition, because information with respect to such contributions is publicly available, this proposal would, in the Board's opinion, result in duplicative disclosure and require unnecessary expenditures by the Company.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                             EXECUTIVE COMPENSATION

THREE-YEAR COMPENSATION SUMMARY

     The following table summarizes the compensation of the five most highly compensated executive officers of the Company (the "Named Executives") for the Company's last three fiscal years for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                           -----------------------------------------
                                           ANNUAL COMPENSATION                       AWARDS
                                   -----------------------------------     --------------------------      PAYOUTS
                                                               OTHER       RESTRICTED      SECURITIES     ----------     ALL OTHER
                                                              ANNUAL          STOCK        UNDERLYING        LTIP         COMPEN-
        NAME AND                                              COMPEN-       AWARD(S)        OPTIONS/       PAYOUTS         SATION
   PRINCIPAL POSITION     YEAR      SALARY        BONUS       SATION         ($)(1)         SARS(#)         ($)(2)          (3)
- ------------------------- -----    ---------     -------     ---------     -----------     ----------     ----------     ----------
A. Questrom                1995    1,250,000     750,000       117,169(4)           0        450,000      11,049,334        1,524
    Chairman & Chief       1994    1,200,000           0       130,916              0              0         800,000        2,072
    Executive Officer      1993    1,200,000           0       191,354              0              0         800,000        2,631
J. Zimmerman               1995    1,000,000     325,000        83,370(5)           0              0         276,000        1,524
    President & Chief      1994    1,000,000     319,600        72,008      1,396,875        382,000         310,400        2,072
    Operating Officer      1993    1,000,000     232,800        42,129              0        100,000               0        2,631
R. Tysoe                   1995      700,000     227,500        81,167(6)           0              0         220,200        1,524
    Vice Chairman &        1994      687,500     255,200        48,888      4,620,000         61,000         247,600        2,072
    Chief Financial        1993      650,000     185,700        50,910              0         72,000               0        2,631
    Officer
T. Cody                    1995      591,667     207,400        80,536(7)           0        100,000         220,200        1,524
    Executive Vice         1994      543,750     255,200       106,736              0         37,000         247,600        2,072
    President              1993      518,750     185,700        67,960              0         25,000               0        2,631
D. Broderick               1995      321,333     110,300        47,733(8)           0         34,000          99,600        1,524
    Senior Vice            1994      273,500     113,300        41,870              0          6,000          89,200        2,072
    President, General     1993      257,500      88,500        20,210              0          5,000               0        2,631
    Counsel & Secretary

- ---------------

(1) At February 3, 1996, the aggregate number of shares of restricted stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the Common Stock on February 2, 1996) were as follows: Mr. Questrom: 0 shares, $0; Mr. Zimmerman: 77,000 shares, $2,040,500; Mr. Tysoe: 202,500 shares, $5,366,250; Mr. Cody: 18,000 shares,
    $477,000; and Mr. Broderick: 5,400 shares, $143,100. Shares of restricted stock were awarded to Messrs. Zimmerman, Tysoe, Cody and Broderick on February 7, 1992. In addition, shares of restricted stock were awarded to Mr. Zimmerman (75,000 shares) on December 9, 1994, and to Mr. Tysoe (240,000 shares) on January 2, 1995. For the February 7, 1992 awards, the restrictions lapsed, or will lapse, as to 20% of such shares as of each of the first two anniversaries of the award, 15% of such shares as of each of the next two anniversaries of the award, and 30% of such shares as of the fifth anniversary of the award. For Mr. Zimmerman's December 9, 1994 award, the restrictions lapsed as to one-third of such shares immediately following the grant of the award and will lapse as to the remaining two-thirds of such shares on the fourth anniversary of the award. For Mr. Tysoe's January 2, 1995 award, the restrictions lapsed, or will lapse, as to 25% of such shares on each of the first four anniversaries of the award. Holders of restricted stock are entitled to all rights and benefits of share ownership, except the right to dispose of or pledge such shares.

(2) Consists of value-added payments to Mr. Questrom under his prior employment agreement, and payments to other executive officers pursuant to the Company's long-term cash incentive plan. The prior employment agreement with Mr. Questrom provided for him to serve as Chairman of the Board and Chief Executive Officer for a term beginning on February 2, 1990 and expiring on February 2, 1995 (the "Contract Period"). The agreement also provided that Mr. Questrom would be entitled to receive a value-added payment upon completion of the Contract Period based on the equity appreciation of the Company and Allied Stores Corporation ("Allied")(which was merged into the Company in 1992) during the Contract Period, adjusted to reflect the restructuring of the debt of the Company and Allied and their respective subsidiaries pursuant to their joint plan of reorganization (the "Federated Plan of Reorganization") and the sale of equity. The agreement required that the equity appreciation was to be determined by an investment banking firm selected by the Board with Mr. Questrom's consent. The value-added payment provided for in the agreement was equal to the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of all equity appreciation between $500.0 and $1,000.0 million and 2.0% of any equity appreciation in excess of $1,000.0 million (less amounts previously paid as described below). An initial, nonrefundable value-added payment of $2.0 million was made upon commencement of the Contract Period and subsequent nonrefundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993, 1994 and 1995. The final value-added payment in the amount of $10,249,334.31 (including interest of $313,200.31), was paid to Mr. Questrom in October 1995. See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Employment Agreement with Chief Executive Officer" for further information regarding this matter.

    The payments to the Named Executive officers other than Mr. Questrom were made pursuant to the Company's long-term cash incentive plans in respect of the period encompassing the Company's fiscal years 1992 through 1995. See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Cash Incentive."

(3) Consists of contributions under the Company's Retirement Income and Thrift Incentive Plan (the "RITI"). See "Retirement Programs."

(4) For 1995, the amount shown includes $83,214.55 for executive discount on merchandise purchases.

(5) For 1995, the amount shown includes $27,331.85 for use of corporate aircraft.

(6) For 1995, the amount shown includes $40,366.86 for use of corporate aircraft.

(7) For 1995, the amount shown includes $39,594.43 for executive discount on merchandise purchases.

(8) For 1995, the amount shown includes $20,810.62 for executive discount on merchandise purchases.

FISCAL 1995 STOCK OPTION GRANTS

     The following table sets forth certain information regarding grants of stock options made during Fiscal 1995 to the Named Executives pursuant to the Company's 1992 Executive Equity Incentive Plan (the "1992 Equity Plan") and the successor plan thereto, the 1995 Executive Equity Incentive Plan (the "1995 Equity Plan"). No grants of stock appreciation rights were made during Fiscal 1995 to any of the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS
- -----------------------------------------------------------------------------
                              % OF TOTAL
                               OPTIONS                   MARKET                   POTENTIAL REALIZABLE VALUE OF ASSUMED
               SECURITIES     GRANTED TO                PRICE ON                       ANNUAL RATES OF STOCK PRICE
               UNDERLYING     EMPLOYEES                  GRANT       EXPIRA-          APPRECIATION FOR OPTION TERM
                OPTIONS       IN FISCAL      PRICE        DATE         TION       -------------------------------------
    NAME       GRANTED(#)      YEAR(1)       $/SH.      $/SH.(2)       DATE        0%($)        5%($)          10%($)
- -------------  ----------     ----------     ------     --------     --------     -------     ----------     ----------
A.Questrom       450,000(3)      19.92%       19.00       19.00      02/02/05           0      5,377,049     13,626,498
J. Zimmerman           0          0.00%                                                 0              0              0
R. Tysoe               0          0.00%                                                 0              0              0
T. Cody           50,000(4)       2.21%      22.375      22.375       3/24/05           0        703,576      1,782,999
                  50,000(5)       2.21%      22.375      22.375       3/24/05           0        703,576      1,782,999
D. Broderick       9,000(4)       0.40%      22.375      22.375       3/24/05           0        126,644        320,940
                  25,000(5)       1.11%      22.375      22.375       3/24/05           0        351,788        891,500

- ---------------

(1) Excludes options to purchase 1,480,529 shares of Common Stock which were issued to current and former employees of Broadway Stores, Inc. ("Broadway") in October, 1995 in connection with the Company's acquisition of Broadway. Such options were not issued under either the 1992 Equity Plan or the 1995 Equity Plan.

(2) The "market price" shown is the closing price for shares of Common Stock on the NYSE on the business day immediately preceding the grant date.

(3) The options, which were granted to Mr. Questrom pursuant to an employment agreement which became effective on February 2, 1995, vest in their entirety on February 2, 1998. See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Employment Agreement with Chief Executive Officer" for further information regarding this matter.

(4) Twenty-five percent of the option award vests on each of the first four anniversaries of the award, beginning March 24, 1996.

(5) The option award vests in its entirety on March 24, 1999.


     See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Equity-Based Plans" for further information regarding grants of stock options made during Fiscal 1995.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the total number of stock options held by each of the Named Executives and the aggregate value of such options at February 3, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF
                                                   SECURITIES             VALUE OF
                                                   UNDERLYING            UNEXERCISED
                                                   UNEXERCISED          IN-THE-MONEY
                                                   OPTIONS AT         OPTIONS AT FISCAL
                    SHARES                       FISCAL YEAR-END         YEAR-END($)
                 ACQUIRED ON        VALUE         EXERCISABLE/          EXERCISABLE/
    NAME         EXERCISE(#)     REALIZED($)      UNEXERCISABLE       UNEXERCISABLE(1)
- -------------    ------------    ------------    ---------------     -------------------
A. Questrom           0               0                0/450,000             0/3,375,000
J. Zimmerman          0               0          176,000/376,000     1,324,750/2,607,250
R. Tysoe              0               0           108,000/85,000         798,000/422,875
T. Cody               0               0           87,500/124,500         657,813/482,938
D. Broderick          0               0            18,000/37,000         133,000/148,875

- ---------------

(1) In-the-money options are options having a per share exercise price below the closing price of shares of Common Stock on the NYSE on February 2, 1996 (the last trading day in Fiscal 1995). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.


FISCAL 1995 LONG-TERM INCENTIVE PLAN AWARD OPPORTUNITIES

     The following table sets forth certain information with respect to award opportunities of the Named Executives under the Company's long-term cash incentive plan for the fiscal 1995-1997 measurement period. The cash payment under this program is scheduled to occur in 1998.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                   PERFORMANCE
                    OR OTHER             ESTIMATED FUTURE PAYOUTS
                     PERIOD        UNDER NON-STOCK PRICE-BASED PLANS(1)
                      UNTIL        -------------------------------------
                   MATURATION      THRESHOLD      TARGET        MAXIMUM
     NAME           OR PAYOUT         ($)           ($)           ($)
- ---------------    -----------     ---------     ---------     ---------
A. Questrom            1997         346,700        625,000     1,125,000
J. Zimmerman           1997         202,700        400,000      640,000
R. Tysoe               1997         106,400        210,000      336,000
T. Cody                1997          96,900        191,400      306,200
D. Broderick           1997          41,800         82,500      132,000

- ---------------

(1) See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Cash Incentive" for further information regarding the Company's long-term cash incentive plan.


CHANGE-IN-CONTROL AGREEMENTS

     The Company has entered into a change-in-control agreement
("Change-in-Control Agreement") with each of its executive officers and certain other officers and key employees. Under the Change-in-Control

Agreements, if, prior to November 1, 1998 (February 2, 1999 in the instance of Mr. Questrom), a change in control (as defined in the Change-in-Control Agreements) occurs and within three years thereafter the Company or, in certain circumstances, the executive terminates the executive's employment and, in the case of a termination by the Company, cause (as defined in the Change-in-Control Agreements) therefor does not exist, the executive would be entitled to a cash severance benefit equal to two times the sum of his or her current base salary (or, if higher, the executive's highest salary received for any year in the three full calendar years preceding the Change in Control) and target annual bonus (or, if higher, the executive's highest bonus received for any year in the three full calendar years preceding the Change in Control), payment of any awards under the Company's long-term cash incentive plan at target (if applicable, and prorated to the executive's participation during each performance period), the continuation of welfare benefits for two years (subject, but only as to welfare benefits, to early termination on the date the executive secures other full-time employment) and two years of retirement plan credits. The cash severance benefit payable under the Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and the Company are parties or in which the executive is a participant. In addition, the severance benefits under the Change-in-Control Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

RETIREMENT PROGRAM

     The retirement program established by the Company prior to the Merger (the "Federated Program") and the retirement program established by Macy's prior to the Merger (the "Macy's Program") are the primary programs for providing retirement benefits to the Company's employees. Each program consists of at least one defined benefit plan and a defined contribution plan. As of January 1, 1996, approximately 42,500 employees participated in the Federated Program, and approximately 26,000 employees participated in the Macy's Program. The executive officers of the Company are participants in the Federated Program. Accordingly, the Federated Program is described below.

     To allow the Federated Program to provide benefits based on a participant's total compensation, the Company adopted a Supplementary Executive Retirement Plan (the "SERP") when it adopted its defined benefit plan. The SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits on compensation and benefits in excess of Internal Revenue Code maximums, as well as amounts deferred under the Company's Executive Deferred Compensation Plan ("EDCP"), effective November 1, 1993, in each case based on the same formula contained in the Federated defined benefit plan under the Federated Program. As of January 1, 1996, approximately 400 employees were eligible to receive benefits under the terms of the SERP. The Company has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Federated Program in accordance with applicable law.

     Under the Federated Program, a participant retiring at normal retirement age is eligible to receive monthly benefit payments calculated using a plan formula that is based on the participant's years of credited service and final average compensation, taking into consideration the participant's Retirement Profit Sharing Credits (as defined below).

     Prior to the adoption of the defined benefit plan under the Federated Program, the Company's primary means of providing retirement benefits to employees was through the RITI, which is a defined contribution profit sharing plan. With the defined benefit plan under the Federated Program in place, the Company continued, and presently expects to continue, to make contributions to the thrift incentive portion of the RITI as described below. An employee's accumulated retirement profit sharing interests ("Retirement Profit Sharing Credits") in the retirement income portion of the RITI, which accrued prior to January 1, 1984, continue to be maintained and invested until retirement, at which time they are distributed. It is impractical to estimate the accrued benefits upon retirement of any participant or group of participants in the thrift incentive portion of the RITI because the amount, if any, that will be contributed by the Company and credited to a participant in any year is determined by such variable factors, among others, as the amount of income of the Company, the number of participants in the plan, their annual contributions to the plan, the amount of the matching contributions of the Company and the earnings on participants' accounts.

     The following table shows the estimated hypothetical annual benefits payable pursuant to the defined benefit plan and the SERP to persons retiring at their normal retirement age in 1996 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Federated Program elects a single life annuity distribution of his or her Retirement Profit Sharing Credits and the annual payments under such distribution would not exceed the level set forth below. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings "Salary" and "Bonus," but excludes amounts reflected in such portion of such table under the heading "Other Annual Compensation." With respect to the Annual Compensation portion of the Summary Compensation Table, the eligible compensation of each of the Named Executives did not vary by more than 10% from the total amount of such executive's annual compensation.

                               PENSION PLAN TABLE

  FINAL                                   YEARS OF SERVICE
 AVERAGE       ----------------------------------------------------------------------
COMPENSATION       15             20             25             30             35
- ----------     ----------     ----------     ----------     ----------     ----------
$  250,000         50,167         66,890         83,612        100,334        100,334
   300,000         60,667         80,890        101,112        121,334        121,334
   350,000         71,167         94,890        118,612        142,334        142,334
   400,000         81,667        108,890        136,112        163,334        163,334
   450,000         92,167        122,890        153,612        184,334        184,334
   500,000        102,667        136,890        171,112        205,334        205,334
   750,000        155,167        206,890        258,612        310,334        310,334
 1,000,000        207,667        276,890        346,112        415,334        415,334
 1,250,000        260,167        346,890        433,612        520,334        520,334
 1,500,000        312,667        416,890        521,112        625,334        625,334

     Messrs. Questrom, Zimmerman, Tysoe, Cody and Broderick have completed 28, 27, 8, 13 and 8 years of credited service, respectively. Mr. Tysoe's current employment agreement with the Company, which expires on January 2, 1999, provides that if Mr. Tysoe remains in the employ of the Company for the entire term of the agreement, he will be deemed to have commenced employment on February 19, 1981, for the purpose of calculating years of credited service for benefit accrual.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW OF THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PRACTICES

     The Company's basic compensation policies and practices were established in connection with the Federated Plan of Reorganization, including the implementation of a comprehensive executive compensation program principally intended to: (i) provide appropriate incentives designed to aid in assuring the accomplishment of the Company's performance and financial objectives; (ii) help ensure that the Company is able to attract and retain top-quality management personnel; and (iii) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific short and long-term performance and financial objectives, as well as increases in stockholder value.

     This program was developed with the assistance of independent compensation and other advisors, reviewed in detail with representatives of creditor constituencies during the course of the development of the Federated Plan of Reorganization and approved in connection therein. The key guiding principle of the program is that total compensation opportunities -- which include annual cash compensation and the value of long-term stock and cash incentives -- should be positioned at competitive levels, should lead the industry when annual and long-term performance exceeds expectations and should lag behind the industry when performance falls short. The program consists of the following components:
(i) Base Salary -- targeted at competitive levels for comparable-sized firms within the retail industry; (ii) Performance-Based Annual Cash
Incentive -- based on attainment of specific financial objectives for the total corporation, operating unit or individual; (iii) Performance-Based Long-Term Cash Incentive -- based on Company-wide performance against three-year financial performance objectives, as well as performance against peers; and (iv) Equity -- in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and limited use of restricted stock, the ultimate value of which is also directly tied to creation of stockholder value. The companies to which comparisons are made for purposes of determining competitive positioning are primarily department store retailers, many of which are included in the graph set forth under the caption "Comparison of Total Stockholder Return." For purposes of measuring the Company's performance against peers, the peer group contains all of the companies set forth under the caption "Total Stockholder Return," as well as a few additional companies. Information relating to each of the foregoing components is set forth below.

     Periodically the Compensation Committee (the "Committee") reviews the compensation programs of the Company with the assistance of Company management and independent outside advisors to determine whether the total compensation provided by these programs is consistent with the Company's performance-driven policies. During 1994, the Committee, with the assistance of executive compensation consultants from KPMG Peat Marwick, LLP, reviewed the total compensation provided to the Company's executives. Based upon this review, the Committee reaffirmed the program's key guiding principles and continued, with some minor changes, the programs established and approved in connection with the Federated Plan of Reorganization. It is also the Committee's general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in reviewing executive compensation programs. Consistent with this policy, and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, the Committee has taken what it believes to be appropriate steps to maximize the future deductibility of cash payments under the Company's annual cash incentive plan and the long-term cash incentive plan, and of stock options awarded under the 1995 Equity Plan.

     The Company's overall executive compensation program and each of its components are administered by the Committee, based on authority delegated by the Board. All of the members of the Committee are non-employee directors and, in the opinion of the Board, are independent of any relationships with any officer or other person that would prevent such directors from making independent judgments with respect to matters pertaining to executive compensation generally or as applied to any specific officer. No executive officer of the Company serves on any other boards of directors with any member of the Board or the Committee.

SPECIFIC COMPENSATION PRACTICES

     EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER. Mr. Questrom became the Chairman of the Board and Chief Executive Officer of the Company and Allied in February 1990, following the initiation of reorganization proceedings under chapter 11 of the United States Bankruptcy Code in January 1990. His initial compensation arrangements were set forth in an employment agreement that was approved by the Bankruptcy Court and that expired on February 2, 1995. The Committee subsequently established new compensation arrangements with Mr. Questrom, which are set forth in an employment agreement approved by the Committee in June 1994. The new agreement became effective on February 2, 1995, and expires on February 2, 1998.

     The initial employment agreement with Mr. Questrom provided for him to serve as Chairman of the Board and Chief Executive Officer of the Company and Allied and provided for annual base compensation of $1.2 million. The agreement also provided that Mr. Questrom would be entitled to receive a value-added payment upon completion of the Contract Period based on the equity appreciation of the Company and Allied during the Contract Period (adjusted to reflect the restructuring of the debt of the Company and Allied and their respective subsidiaries pursuant to the Federated Plan of Reorganization and the sale of equity) over a base value, with the base value and final value to be determined by a third-party investment banking firm in accordance with the terms of the agreement. The value-added payment provided for in the agreement was to equal the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of all equity appreciation between $500.0 and $1,000.0 million and 2.0% of any equity appreciation in excess of $1,000.0 million (less amounts previously paid as described below). An initial, non-refundable value-added payment of $2.0 million was made upon commencement of the Contract Period and subsequent non-refundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993, 1994 and 1995.

     The Board selected the firm of J.P. Morgan Securities, Inc. to determine the base value and the value on the final valuation date for purposes of the employment agreement. This firm determined that a base value of $2,800.8 million, after giving effect to changes in equity during the Contract Period, was within the fair range of base values for the Company. After concluding that the trading price on the final valuation date did not accurately reflect the market value of the Company without minority discount, the firm then determined, as required by the employment agreement, that a value of $4,035.1 million was within the fair range of values for the Company on the final valuation date based upon the market value of similar businesses on a "going concern basis," taking into account net income, cash flow, capital structure and other customary valuation methods the firm deemed relevant in establishing such value.

     In October 1995, the Committee approved these valuations and, in accordance with the formula described above, the Company paid Mr. Questrom the sum of $10,249,334, representing the amount (net of the non-refundable $6.0 million previously paid him) due under the terms of the employment agreement no later than April 28, 1995, and including $313,200 of interest accrued to the date of payment. All value-added payments made to Mr. Questrom under his initial employment agreement were deductible by the Company for federal and state income tax purposes.

     Effective February 2, 1995, the Company and Mr. Questrom entered into a new employment agreement which provides for Mr. Questrom to serve as Chairman of the Board and Chief Executive Officer of the Company for a term expiring on February 2, 1998. The agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Questrom as a participant in the Company's annual and long-term cash incentive plans described hereinafter. In addition, pursuant to the agreement, on February 2, 1995, Mr. Questrom was granted an option to purchase 450,000 shares of Common Stock at an exercise price of $19.00 per share. Such option vests in its entirety on February 2, 1998. In light of the substantial option granted upon the commencement of the term of the agreement, Mr. Questrom is not expected to receive any further stock option awards during the term of the agreement. Pursuant to section 162(m) of the Internal Revenue Code, annual compensation accrued to Mr. Questrom that is in excess of $1.0 million (excluding Mr. Questrom's annual and long-term cash bonus, as well as any gains from the stock options awarded) will not be deductible by the Company for federal income tax purposes.

     Termination of Mr. Questrom's employment agreement other than for "cause" or termination of the agreement by Mr. Questrom for "good reason" would entitle Mr. Questrom to receive a lump-sum payment of all salary and targeted annual bonuses for each year until February 2, 1998. The term "cause" is defined generally to include (i) willful and material breaches of duties, (ii) habitual neglect of duties, or (iii) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Questrom in good faith to have been in or not opposed to the interests of the Company or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Questrom met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the state of Delaware. The term "good reason" is defined generally to include (a) the assignment to Mr. Questrom of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (b) any material failure by the Company to comply with any of the provisions of the agreement, (c) failure of Mr. Questrom to be reelected Chairman of the Board and Chief Executive Officer of the Company or to be reelected to membership on the Board, or (d) any purported termination by the Company of Mr. Questrom's employment otherwise than as expressly permitted by the agreement.

     EMPLOYMENT AGREEMENTS WITH OTHER EXECUTIVE OFFICERS. Each of the Company's other executive officers, along with a number of other key employees, is a party to an employment agreement with the Company. Most of these agreements have a three-year term, although several are for two years or four years, and all incorporate non-compete and mitigation clauses. The agreements with Messrs. Zimmerman, Tysoe, Cody and Broderick presently specify the following respective annual base salary rates and expiration dates: $1.0 million, December 9, 1998; $700,000, January 2, 1999; $650,000, June 30, 1997; and $350,000, June 30, 1997.

     The Committee reviews the compensation levels and other terms of employment of each of the Company's executive officers against the performance of such officers and other factors determined to be appropriate by the Committee on a continuing basis. While the Committee expects the Company will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements.

     ANNUAL CASH INCENTIVE. Since Fiscal 1992, the Company's executive officers (other than Mr. Questrom until Fiscal 1995) have participated in an annual cash bonus plan that was tied directly to Company performance. The annual cash bonus opportunity for Messrs. Zimmerman, Tysoe and Cody (and Questrom, beginning in Fiscal 1995) is based 100% upon the Company's performance against specific "EBIT" (Earnings Before Interest and Taxes) targets established by the Committee consistent with the Company's annual business plan, while 75% of Mr. Broderick's incentive opportunity is based upon the Company's EBIT performance, with the remaining 25% based upon his performance compared to specific individual objectives. The Committee establishes minimum, target and maximum EBIT levels, and a minimum targeted ratio of EBIT-to-sales based upon Board approval of the Company's annual business plan. Failure to attain the minimum EBIT-to-sales objective results in reduction of the bonus otherwise earned based upon earnings performance. The Company's actual earnings and earnings rate for Fiscal 1995 exceeded the target earnings and earnings rate performance levels approved by the Board. Accordingly, Messrs. Questrom, Zimmerman, Tysoe, Cody and Broderick earned bonuses which reflected amounts between the target and the maximum annual bonus opportunity which the Committee assigned to their positions at the beginning of the year. The Committee has reviewed and approved the 1996 annual cash incentive EBIT and EBIT-to-sales performance targets for the executive group and the corresponding annual cash bonus opportunities.

     LONG-TERM CASH INCENTIVE. The long-term cash incentive plan for the Company's executive officers is based on the Company's three-year performance against specified financial objectives established in connection with the Company's long-term business plan. The Company's performance against a cumulative EBIT target and an EBIT rate target provides the basis for 60% of the incentive opportunity under each of the 1994-1996, the 1995-1997 and the 1996-1998 programs. The remaining 40% of the incentive opportunity is based upon the Company's performance compared to a designated group of peer companies under the 1994-1996 program and upon an objective ranking of the Company versus a defined peer group with respect to both cumulative comparable store sales and cumulative earnings per share growth under the 1995-1997 and the 1996-1998 programs.

     Consistent with the Company's long-term business plan approved by the full Board, the Committee annually establishes new three-year minimum, target and maximum EBIT objectives and a minimum EBIT rate objective, which generally remain unchanged for each three-year measurement period. Failure to attain the minimum earnings rate objective results in reduction of the bonus otherwise earned based upon earnings performance. For the 1993-1995 performance period, EBIT performance exceeded target objectives, resulting in a payout between the target and the maximum opportunity for the portion of the incentive based upon EBIT performance. With respect to Company performance against peers, the Company exceeded the overall performance objectives, also resulting in a payout between the target and the maximum opportunity for the portion of the incentive based upon performance against peers. The Committee has reviewed and approved the 1996-1998 long-term cash incentive cumulative EBIT and EBIT rate performance targets for the executive group, the specific factors and the peer group to which Company performance will be compared, and the corresponding long-term cash bonus incentive opportunity for each participant.

     EQUITY-BASED PLANS. Stock option awards were granted in Fiscal 1995 by the Committee to Mr. Questrom pursuant to the 1992 Equity Plan (prior to the effective date of the 1995 Equity Plan). In addition, stock option awards were granted in Fiscal 1995 by the Committee to Messrs. Cody and Broderick pursuant to the 1995 Equity Plan.

     Stock option awards granted in Fiscal 1995 were based on the organizational level of the executive, and provided recognition of the contributions made by the executive in the current year, as well as the future contributions to the Company each is anticipated to make (and took into account certain equity awards granted in Fiscal 1994 with respect to Messrs. Zimmerman and Tysoe). In granting these performance-based awards, the Named Executives and other key employees were provided with an immediate financial interest in increasing stockholder value.

     As part of the 1994 review of executive total compensation conducted by the Committee with the assistance of outside compensation experts from KPMG Peat Marwick, LLP, the Committee approved guidelines for stock option awards to executives. The guidelines featured the use of a range of annual stock option award opportunities for each eligible position within the Company, with the range of opportunity reflecting competitive levels of awards as compared to other department store retailers and with individual awards reflecting individual performance within the Company. The awards are typically granted with an exercise price equal to 100% of fair market value at the time of grant, with a 10-year term and vesting over four years. Options awarded after February 15, 1995, are granted under the 1995 Equity Plan approved by the Company's stockholders at the November 29, 1994 special shareholders meeting. The 1995 Equity Plan authorized stock option awards covering an additional 10 million shares of Common Stock, and also provided that the remaining balance of shares authorized for stock option and restricted stock awards under the 1992 Equity Plan are available for such awards under the 1995 Equity Plan.

CONCLUSION

     The Committee believes that the compensation policies and arrangements made or adopted in connection with the Federated Plan of Reorganization, such as the Company's prior employment agreement with Mr. Questrom, were critical to the Company's ability to successfully reorganize itself. The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of the Company, and with the primary mission of the full Board of increasing long-term stockholder value.

                                            Respectfully submitted,

                                            Robert A. Charpie, Chairperson
                                            Lyle Everingham
                                            George V. Grune
                                            Joseph Neubauer
                                            Paul W. Van Orden
                                            Marna C. Whittington

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

     The following graph compares the cumulative total stockholder return on the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Department Store Index for the period from February 5, 1992 (the date on which trading in the Common Stock on the NYSE commenced) through February 2, 1996, assuming an initial investment of $100 and the reinvestment of all dividends.

FEDERATED DEPARTMENT STORES VS. S&P 500 VS.
S&P RETAIL DEPARTMENT ST

                       Total Compounded Market Return
                          Weekly:  2/5/92 to 2/2/96

             FEDERATED DEPT.                        S&P RETAIL DEPT.
   DATE         STORES              S&P 500           STORE INDEX*
   ----      --------------         -------         ----------------
 02/07/92    15.63  100.00%      411.09  100.00%    1219.53  100.00%
 02/14/92    15.63  100.00%      412.48  100.34%    1241.46  101.80%
 02/21/92    15.88  101.60%      411.46  100.09%    1206.37   98.92%
 02/28/92    15.50   99.17%      412.70  100.39%    1264.09  103.65%
 03/06/92    15.63  100.00%      404.44   98.38%    1242.96  101.92%
 03/13/92    15.38   98.40%      405.84   98.72%    1193.73   97.88%
 03/20/92    14.50   92.77%      411.30  100.05%    1199.51   98.36%
 03/27/92    14.63   93.60%      403.50   98.15%    1152.24   94.48%
 04/03/92    14.63   93.60%      401.55   97.68%    1183.17   97.02%
 04/10/92    13.50   86.37%      404.29   98.35%    1112.74   91.24%
 04/17/92    13.88   88.80%      416.05  101.21%    1158.08   94.96%
 04/24/92    11.63   74.41%      409.02   99.50%    1130.03   92.66%
 05/01/92    13.38   85.60%      412.53  100.35%    1119.78   91.82%
 05/08/92    13.00   83.17%      416.05  101.21%    1133.71   92.96%
 05/15/92    12.38   79.21%      410.09   99.76%    1114.92   91.42%
 05/22/92    12.63   80.81%      414.02  100.71%    1123.33   92.11%
 05/29/92    12.88   82.41%      415.35  101.04%    1109.95   91.01%
 06/05/92    12.50   79.97%      413.00  100.46%    1127.20   92.43%
 06/12/92    12.25   78.37%      409.76   99.68%    1112.33   91.21%
 06/19/92    12.25   78.37%      403.67   98.20%    1083.85   88.87%
 06/26/92    12.63   80.81%      403.46   98.14%    1067.13   87.50%
 07/03/92    12.88   82.41%      411.77  100.17%    1097.40   89.99%
 07/10/92    12.63   80.81%      414.62  100.86%    1006.96   82.57%
 07/17/92    13.25   84.77%      415.62  101.10%    1048.20   85.95%
 07/24/92    13.50   86.37%      411.60  100.12%    1045.62   85.74%
 07/31/92    13.88   88.80%      424.21  103.19%    1082.70   88.78%
 08/07/92    14.00   89.57%      418.88  101.89%    1096.77   89.93%
 08/14/92    14.50   92.77%      419.91  102.15%    1070.41   87.77%
 08/21/92    13.75   87.97%      414.85  100.91%    1059.46   86.87%
 08/28/92    13.75   87.97%      414.84  100.91%    1049.97   86.10%
 09/04/92    14.00   89.57%      417.08  101.46%    1067.32   87.52%
 09/11/92    14.00   89.57%      419.58  102.07%    1055.85   86.58%
 09/18/92    14.25   91.17%      422.93  102.88%    1083.94   88.88%
 09/25/92    13.63   87.20%      414.35  100.79%    1095.53   89.83%
 10/02/92    13.63   87.20%      410.47   99.85%    1097.51   89.99%
 10/09/92    15.00   95.97%      402.66   97.95%    1114.14   91.36%
 10/16/92    16.00  102.37%      410.21   99.79%    1123.97   92.16%
 10/23/92    15.75  100.77%      414.10  100.73%    1208.38   99.09%
 10/30/92    16.88  108.00%      418.68  101.85%    1217.15   99.80%
 11/06/92    17.13  109.60%      417.58  101.58%    1227.00  100.61%
 11/13/92    17.13  109.60%      422.43  102.76%    1263.34  103.59%
 11/20/92    17.38  111.20%      426.65  103.79%    1277.21  104.73%
 11/27/92    18.88  120.79%      430.16  104.64%    1319.15  108.17%
 12/04/92    19.13  122.39%      432.06  105.10%    1293.79  106.09%
 12/11/92    18.13  115.99%      433.73  105.51%    1259.47  103.28%
 12/18/92    18.50  118.36%      441.28  107.34%    1260.99  103.40%
 12/25/92    19.50  124.76%      439.77  106.98%    1278.67  104.85%
 01/01/93    19.75  126.36%      435.71  105.99%    1301.57  106.73%
 01/08/93    20.63  131.99%      429.05  104.37%    1280.84  105.03%
 01/15/93    21.38  136.79%      437.15  106.34%    1264.52  103.69%
 01/22/93    20.63  131.99%      436.11  106.09%    1248.97  102.41%
 01/29/93    20.38  130.39%      438.78  106.74%    1272.72  104.36%
 02/05/93    21.13  135.19%      448.93  109.20%    1347.82  110.52%
 02/12/93    20.88  133.59%      444.58  108.15%    1323.83  108.55%
 02/19/93    19.88  127.19%      434.22  105.63%    1237.75  101.49%
 02/26/93    18.88  120.79%      443.38  107.85%    1257.48  103.11%
 03/05/93    20.00  127.96%      446.11  108.52%    1279.13  104.89%
 03/12/93    21.38  136.79%      449.83  109.42%    1331.48  109.18%
 03/19/93    20.00  127.96%      450.18  109.51%    1318.79  108.14%
 03/26/93    20.50  131.16%      447.78  108.93%    1316.13  107.92%
 04/02/93    20.00  127.96%      441.39  107.37%    1352.85  110.93%
 04/09/93    20.00  127.96%      441.84  107.48%    1297.29  106.38%
 04/16/93    18.63  119.19%      448.94  109.21%    1276.93  104.71%
 04/23/93    18.63  119.19%      437.03  106.31%    1236.78  101.41%
 04/30/93    19.75  126.36%      440.19  107.08%    1230.23  100.88%
 05/07/93    19.38  123.99%      442.31  107.59%    1268.67  104.03%
 05/14/93    21.88  139.99%      439.56  106.93%    1300.97  106.68%
 05/21/93    24.50  156.75%      445.84  108.45%    1329.60  109.03%
 05/28/93    23.00  147.15%      450.19  109.51%    1319.60  108.21%
 06/04/93    23.75  151.95%      450.06  109.48%    1345.80  110.35%
 06/11/93    22.88  146.39%      447.26  108.80%    1303.48  106.88%
 06/18/93    22.25  142.35%      443.68  107.93%    1312.43  107.62%
 06/25/93    23.00  147.15%      447.60  108.88%    1237.59  101.48%
 07/02/93    24.13  154.38%      445.84  108.45%    1290.80  105.84%
 07/09/93    24.38  155.98%      448.13  109.01%    1258.81  103.22%
 07/16/93    24.13  154.38%      445.75  108.43%    1312.27  107.60%
 07/23/93    22.63  144.79%      447.10  108.76%    1260.12  103.33%
 07/30/93    23.00  147.15%      448.13  109.01%    1273.85  104.45%
 08/06/93    22.75  145.55%      448.68  109.14%    1328.20  108.91%
 08/13/93    21.75  139.16%      450.14  109.50%    1324.09  108.57%
 08/20/93    21.50  137.56%      456.16  110.96%    1330.52  109.10%
 08/27/93    20.00  127.96%      460.54  112.03%    1358.27  111.38%
 09/03/93    20.38  130.39%      461.34  112.22%    1305.79  107.07%
 09/10/93    19.88  127.19%      461.72  112.32%    1258.91  103.23%
 09/17/93    19.25  123.16%      458.83  111.61%    1300.69  106.66%
 09/24/93    20.13  128.79%      457.63  111.32%    1354.89  111.10%
 10/01/93    18.38  117.59%      461.29  112.21%    1382.77  113.39%
 10/08/93    18.63  119.19%      460.31  111.97%    1397.19  114.57%
 10/15/93    19.63  125.59%      469.50  114.21%    1369.98  112.34%
 10/22/93    20.50  131.16%      463.27  112.69%    1391.19  114.08%
 10/29/93    19.75  126.36%      467.83  113.80%    1442.87  118.31%
 11/05/93    19.50  124.76%      459.57  111.79%    1460.86  119.79%
 11/12/93    21.25  135.96%      465.39  113.21%    1485.41  121.80%
 11/19/93    21.25  135.96%      462.60  112.53%    1513.29  124.09%
 11/26/93    21.88  139.99%      463.06  112.64%    1463.86  120.03%
 12/03/93    21.38  136.79%      464.89  113.09%    1486.43  121.89%
 12/10/93    20.75  132.76%      463.93  112.85%    1482.82  121.59%
 12/17/93    20.75  132.76%      466.38  113.45%    1440.42  118.11%
 12/24/93    20.00  127.96%      467.38  113.69%    1414.34  115.97%
 01/01/94    20.75  132.76%      466.45  113.47%    1408.94  115.53%
 01/07/94    22.13  141.59%      469.90  114.31%    1403.29  115.07%
 01/14/94    22.13  141.59%      474.91  115.52%    1403.98  115.12%
 01/21/94    21.63  138.39%      474.72  115.48%    1393.79  114.29%
 01/28/94    21.00  134.36%      478.70  116.45%    1369.80  112.32%
 02/04/94    21.50  137.56%      469.81  114.28%    1417.65  116.25%
 02/11/94    21.75  139.16%      470.18  114.37%    1401.48  114.92%
 02/18/94    22.00  140.75%      467.69  113.77%    1405.53  115.25%
 02/25/94    24.38  155.98%      466.07  113.37%    1497.48  122.79%
 03/04/94    24.63  157.58%      464.74  113.05%    1503.57  123.29%
 03/11/94    24.50  156.75%      466.44  113.46%    1515.12  124.24%
 03/18/94    23.88  152.78%      471.06  114.59%    1540.10  126.29%
 03/25/94    23.50  150.35%      460.58  112.04%    1529.40  125.41%
 04/01/94    22.00  140.75%      445.77  108.44%    1529.40  125.41%
 04/08/94    24.13  154.38%      447.10  108.76%    1524.44  125.00%
 04/15/94    22.75  145.55%      446.18  108.54%    1524.44  125.00%
 04/22/94    22.63  144.79%      447.63  108.89%    1419.19  116.37%
 04/29/94    21.38  136.79%      450.91  109.69%    1455.25  119.33%
 05/06/94    21.00  134.36%      447.82  108.93%    1471.39  120.65%
 05/13/94    21.25  135.96%      444.14  108.04%    1429.55  117.22%
 05/20/94    21.75  139.16%      454.92  110.66%    1425.26  116.87%
 05/27/94    22.00  140.75%      457.33  111.25%    1410.35  115.65%
 06/03/94    22.00  140.75%      460.13  111.93%    1398.86  114.70%
 06/10/94    21.63  138.39%      458.67  111.57%    1359.30  111.46%
 06/17/94    21.38  136.79%      458.45  111.52%    1408.15  115.47%
 06/24/94    19.50  124.76%      442.80  107.71%    1393.82  114.29%
 07/01/94    20.25  129.56%      446.20  108.54%    1413.65  115.92%
 07/08/94    20.25  129.56%      449.55  109.36%    1391.08  114.07%
 07/15/94    19.63  125.59%      454.16  110.48%    1361.56  111.65%
 07/22/94    20.63  131.99%      453.11  110.22%    1362.33  111.71%
 07/29/94    20.38  130.39%      458.26  111.47%    1371.21  112.44%
 08/05/94    19.00  121.56%      457.09  111.19%    1366.17  112.02%
 08/12/94    20.25  129.56%      461.94  112.37%    1338.15  109.73%
 08/19/94    19.75  126.36%      463.68  112.79%    1344.97  110.29%
 08/26/94    20.63  131.99%      473.80  115.25%    1406.29  115.31%
 09/02/94    22.75  145.55%      470.99  114.57%    1436.90  117.82%
 09/09/94    23.25  148.75%      468.18  113.89%    1449.26  118.84%
 09/16/94    23.13  147.98%      471.19  114.62%    1447.82  118.72%
 09/23/94    22.25  142.35%      459.67  111.82%    1399.24  114.74%
 09/30/94    23.00  147.15%      462.69  112.55%    1369.27  112.28%
 10/07/94    21.88  139.99%      455.10  110.71%    1358.54  111.40%
 10/14/94    22.38  143.19%      469.10  114.11%    1370.34  112.37%
 10/21/94    20.75  132.76%      464.89  113.09%    1390.78  114.04%
 10/28/94    20.50  131.16%      473.77  115.25%    1350.87  110.77%
 11/04/94    20.00  127.96%      462.28  112.45%    1378.73  113.05%
 11/11/94    20.63  131.99%      462.35  112.47%    1364.16  111.86%
 11/18/94    20.00  127.96%      461.47  112.26%    1356.97  111.27%
 11/25/94    19.25  123.16%      452.29  110.02%    1302.00  106.76%
 12/02/94    19.50  124.76%      453.30  110.27%    1320.35  108.27%
 12/09/94    18.38  117.59%      446.96  108.73%    1220.92  100.11%
 12/16/94    18.88  120.79%      458.80  111.61%    1233.36  101.13%
 12/23/94    19.00  121.56%      459.83  111.86%    1235.10  101.28%
 01/01/95    19.25  123.16%      459.27  111.72%    1202.22   98.58%
 01/06/95    18.88  120.79%      460.68  112.06%    1206.51   98.93%
 01/13/95    18.13  115.99%      465.97  113.35%    1220.16  100.05%
 01/20/95    18.75  119.96%      464.78  113.06%    1235.24  101.29%
 01/27/95    18.63  119.19%      470.39  114.43%    1228.55  100.74%
 02/03/95    19.63  125.59%      478.64  116.43%    1256.53  103.03%
 02/10/95    21.63  138.39%      481.46  117.12%    1275.20  104.56%
 02/17/95    21.50  137.56%      481.97  117.24%    1280.06  104.96%
 02/24/95    21.56  137.94%      488.11  118.74%    1272.03  104.30%
 03/03/95    22.38  143.19%      485.42  118.08%    1256.08  103.00%
 03/10/95    20.88  133.59%      489.57  119.09%    1214.50   99.59%
 03/17/95    22.00  140.75%      495.52  120.54%    1222.61  100.25%
 03/24/95    22.50  143.95%      500.97  121.86%    1256.49  103.03%
 03/31/95    22.13  141.59%      500.71  121.80%    1292.77  106.01%
 04/07/95    21.63  138.39%      506.42  123.19%    1308.39  107.29%
 04/14/95    21.25  135.96%      509.23  123.87%    1262.70  103.54%
 04/21/95    21.25  135.96%      508.49  123.69%    1240.09  101.69%
 04/28/95    21.13  135.19%      514.71  125.21%    1250.31  102.52%
 05/05/95    21.63  138.39%      520.12  126.52%    1239.02  101.60%
 05/12/95    22.25  142.35%      525.55  127.84%    1260.44  103.35%
 05/19/95    21.63  138.39%      519.19  126.30%    1292.45  105.98%
 05/26/95    22.00  140.75%      523.65  127.38%    1316.09  107.92%
 06/02/95    23.88  152.78%      532.51  129.54%    1355.63  111.16%
 06/09/95    24.25  155.15%      527.94  128.42%    1397.94  114.63%
 06/16/95    26.25  167.95%      539.83  131.32%    1402.30  114.99%
 06/23/95    26.00  166.35%      549.71  133.72%    1379.83  113.14%
 06/30/95    25.75  164.75%      544.75  132.51%    1370.21  112.36%
 07/07/95    26.75  171.15%      556.37  135.34%    1407.27  115.39%
 07/14/95    27.75  177.54%      559.89  136.20%    1398.27  114.66%
 07/21/95    27.88  178.37%      553.62  134.67%    1451.71  119.04%
 07/28/95    27.88  178.37%      562.93  136.94%    1425.40  116.88%
 08/04/95    28.63  183.17%      558.94  135.97%    1411.61  115.75%
 08/11/95    29.63  189.57%      555.11  135.03%    1426.29  116.95%
 08/18/95    28.50  182.34%      559.21  136.03%    1396.28  114.49%
 08/25/95    27.13  173.58%      560.10  136.25%    1398.20  114.65%
 09/01/95    27.38  175.18%      563.84  137.16%    1384.41  113.52%
 09/08/95    28.25  180.74%      572.68  139.31%    1407.47  115.41%
 09/15/95    28.88  184.77%      583.35  141.90%    1431.08  117.35%
 09/22/95    27.63  176.78%      581.73  141.51%    1465.00  120.13%
 09/29/95    28.38  181.57%      584.41  142.16%    1446.13  118.58%
 10/06/95    28.38  181.57%      582.49  141.69%    1425.81  116.91%
 10/13/95    27.63  176.78%      584.50  142.18%    1404.96  115.21%
 10/20/95    26.38  168.78%      587.46  142.90%    1346.86  110.44%
 10/27/95    25.38  162.38%      579.70  141.02%    1277.36  104.74%
 11/03/95    27.38  175.18%      590.57  143.66%    1287.22  105.55%
 11/10/95    28.75  183.94%      592.72  144.18%    1408.70  115.51%
 11/17/95    28.88  184.77%      600.07  145.97%    1412.37  115.81%
 11/24/95    28.63  183.17%      599.97  145.95%    1427.27  117.03%
 12/01/95    28.63  183.17%      606.98  147.65%    1422.59  116.65%
 12/08/95    27.88  178.37%      617.48  150.21%    1424.39  116.80%
 12/15/95    27.50  175.94%      616.34  149.93%    1402.72  115.02%
 12/22/95    26.38  168.78%      611.96  148.86%    1366.90  112.08%
 01/01/96    27.25  174.34%      615.93  149.83%    1372.69  112.56%
 01/05/96    27.75  177.54%      616.71  150.02%    1445.49  118.53%
 01/12/96    27.75  177.54%      601.81  146.39%    1416.23  116.13%
 01/19/96    25.75  164.75%      611.83  148.83%    1364.22  111.86%
 01/26/96    25.88  165.58%      621.62  151.21%    1364.22  111.86%
 02/02/96    26.50  169.55%      635.84  154.67%    1423.93  116.76%

        On 2/2/96:
        Federated Department Stores     $169.55
        S&P 500                         $154.67
        S&P Retail Dept. Store Index*   $116.76

        * According to published sources, the entities included in the Index are Dillard department Stores, Inc., Federated Department Stores, Inc., May Department Stores Company, Mercantille Stores Company, Inc., Nordstrom, Inc. and J.C. Penney Company, Inc.



          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Neubauer, a director of the Company and a member of the Committee, is Chairman and CEO of ARAMARK Corporation ("ARAMARK"), which has entered into an agreement with The Bon, Inc., a wholly-owned subsidiary of the Company ("The Bon"), to operate food and beverage services on a limited profit and loss basis for nine Bon Marche' stores. In Fiscal 1995, the sales revenues of the Bon attributable to ARAMARK's operations were approximately $1,821,000.

               SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1997 annual meeting of shareholders must be received in writing by the Secretary of the Company by December 19, 1996, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1997 annual meeting.

                             STATEMENT ON DIVERSITY

     The Board believes that the Company's policy on diversity is a matter of interest to its stockholders. Diversity is an integral element of the Company's strategy to create and maintain a "workplace of difference" in which (i) the workforce (including management), the Board of Directors and the supplier base present a diverse profile reflecting national demographics , (ii) a general awareness of the Company's firm commitment to diversity and an acceptance of the inherent advantages of a diverse workforce exist, and (iii) racial, gender, age and ethnic differences coexist productively and harmoniously, presenting a model to the industry.

     Since the Company already has achieved a workforce profile that mirrors the national workforce, the Company's present goal is to deliberately and incrementally create the desired profile in its boardroom and executive suites as well. Accordingly, the Company has adopted a three - pronged strategy involving focused and proactive efforts in the areas of (i) recruitment, (ii) retention, and (iii) communications and continuing education. The Company aggressively pursues recruitment strategies that are designed to produce the best mix of people for the Company and attract candidates with a wide array of talents, experiences and perspectives. Toward this end, the Company has taken numerous steps to develop and maintain meaningful relationships with national minority organizations and educational institutions. Developing and promoting talented associates with diverse backgrounds already employed by the Company (so called "incruitment") and communicating effectively with each such associate has been identified as an effective strategy for the successful creation and promotion of long-term commitments to the Company among its minority and women associates. In order to enhance sensitivity to and acceptance of diversity as a positive element of the Company's workplace environment and thereby maximize the results of its diversity efforts, the Company has developed and implemented a communications strategy, both within and outside the Company, that articulates and communicates effectively the Company's mission on the establishment and retention of a diverse workforce.

     The Company also seeks diversity among its vendors through its Minority Vendor Development Program, the primary objective of which is to identify certified minority owned businesses and provide them with opportunities to conduct business with the Company in an environment that is mutually beneficial. This formal program is administered by an administrator in the Company's corporate offices in Cincinnati, with support from a wide network of senior divisional executives who serve as the liaison to the program administrator for minority vendor referrals. As a result of the implementation of its Minority Vendor Development Program, the Company has (i) successfully recruited qualified minority owned businesses, with a special focus on minority vendors of retail merchandise, (ii) caused major vendors to the Company to become educated with respect to the Company's perspective on diversity and to promote diversity among their suppliers, and (iii) fostered long-term commitments between the Company and its existing minority vendor group.

     For further information on the Company's diversity programs, stockholders may call Investor Relations at 1-800-261-5385.

                                 OTHER MATTERS

     The Board knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Annual Report of the Company for Fiscal 1995, which is being mailed to the stockholders together herewith, is not to be regarded as proxy soliciting material. The Company may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, the Company has engaged the firm of Georgeson & Company, Inc. ("Georgeson"), of New York City, to assist in the solicitation of proxies on behalf of the Board of Directors. Georgeson will solicit proxies with respect to Common Stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to the Company will not substantially exceed $15,000.

                                            DENNIS J. BRODERICK
                                            Secretary

April 17, 1996

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN
   THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN
                               THE UNITED STATES.

   [    ]

    THE DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR"
ITEM 2, AND "AGAINST" ITEM 3.


1. Election of Directors             FOR all nominees            WITHHOLD AUTHORITY to vote     [X]          EXCEPTIONS   [X]
                                     listed below      [X]          for all nominees listed below.

Nominees for a three-year term: Lyle Everingham, Meyer Feldberg, Ronald W. Tysoe and Marna C. Whittington
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
Exceptions --------------------------------------------------------------------------------------------------------------------




2. Ratify the Selection of KPMG Peat Marwick LLP as                        3. Stockholder proposal to cause the publication of
   the Company's independent accountants for the                              political contributions made by the Company
   fiscal year ending February 1, 1997.




FOR   [X]            AGAINST   [X]         ABSTAIN   [X]           FOR   [X]              AGAINST   [X]           ABSTAIN   [X]

                                                                   For purposes of the Annual Meeting,            Change of Address
                                                                   proxies will be held in confidence             and of Comments
                                                                   (subject to certain exceptions                 Mark Here  [X]
                                                                   as set forth in the Proxy Statement)
                                                                   unless the undersigned checks the
                                                                   following box:                       [X]


                                                                                    This proxy should be dated, signed by the
                                                                                    shareholder as his or her name appears,
                                                                                    hereon, and returned promptly in the enclosed
                                                                                    envelope. Joint owners should each sign
                                                                                    personally, and trustees and others singing in
                                                                                    a representative capacity should indicate the
                                                                                    capacity in which they sign.


                                                                                    Dated                                   ,  1996
                                                                                          ----------------------------------


                                                                                    ----------------------------------------------
                                                                                              Signature of Shareholder


                                                                                    ----------------------------------------------
                                                                                              Signature of Shareholder


PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE
ENVELOPE PROVIDED.                                                                              Votes must be indicated
                                                                                               [x] in Black or Blue ink.    [X]




                       FEDERATED DEPARTMENT STORES, INC.

           PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 1996

    The undersigned holder of shares of Common Stock of Federated Department Stores, Inc. (the "Company") hereby appoints Marna C. Whittington, Karl M. von der Heyden and Ronald W. Tysoe, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the corporate offices located at 7 West Seventh Street, Cincinnati, Ohio 45202, at 11:00 a.m., Eastern Daylight Time, on Friday, May 17, 1996, and at any and all postponements and adjournments thereof (the "Annual Meeting"), according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.


    THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AGAINST ITEM 3, AND IN THE DISCRETION OF THE PROXIES IN RESPECT OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                     (Continued, and to be dated and signed, on other side)


                     FEDERATED DEPARTMENT STORES, INC.
                     P.O. BOX 11107
                     NEW YORK, N.Y. 10203-0107